SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Definitive Additional Materials
Soliciting Material Under Rule 14a-12

Synaptics Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
October 22, 2002

         The Annual Meeting of Stockholders of Synaptics Incorporated, a Delaware corporation, will be held at 9:00 a.m., on Tuesday, October 22, 2002, at the Silicon Valley Convention Center located at 2161 North First Street, San Jose, California, for the following purposes:

         1.     To elect directors (who will be divided into three classes if the proposal in item 2 is approved by the stockholders).

         2.     To approve an amendment to the company’s Certificate of Incorporation to classify the board of directors of the company into three classes with staggered terms of office.

         3.     To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on September 11, 2002 are entitled to notice of and to vote at the meeting.

         All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder of record attending the meeting may vote in person even if he or she previously has returned a proxy.

Sincerely,

/s/ Russ. J. Knittel

San Jose, California September 19, 2002	Russ J. Knittel Secretary

SYNAPTICS INCORPORATED
2381 Bering Drive
San Jose, California 95131

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

         The enclosed proxy is solicited on behalf of Synaptics Incorporated, a Delaware corporation, by our board of directors for use at our Annual Meeting of Stockholders to be held on Tuesday, October 22, 2002 at 9:00 a.m., or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at the Silicon Valley Convention Center located at 2161 North First Street, San Jose, California.

         These proxy solicitation materials were first mailed on or about September 20, 2002 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

         Stockholders of record at the close of business on September 11, 2002, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding       shares of our common stock, $0.001 par value per share.

         The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting. Assuming that a quorum is present, the five persons receiving the largest number of “for” votes of common stock of our company present in person or represented by proxy at the meeting and entitled to vote (a plurality) will be elected directors. Assuming that a quorum is present, the affirmative vote of a majority of the shares of common stock of our company present in person or represented by proxy at the meeting and entitled to vote is required to approve the amendment to the company’s Certificate of Incorporation to classify the board of directors.

         Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

         When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (i) “for” the election of the nominees for directors; (ii) “for” the amendment to the company’s Certificate of Incorporation to classify the board of directors; and (iii) as said proxies deem advisable on such other matters as may come before the meeting.

Revocability of Proxies

         Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation, or by delivering to us a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Solicitation

         The cost of this solicitation will be borne by our company. We may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or telegram, without additional compensation.

Annual Report and Other Matters

         Our 2002 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934. The information contained in the “Compensation Committee Report on Executive Compensation,” “Audit Committee Report,” and “Performance Graph” below shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

         We will provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the year ended June 30, 2002 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our company’s Secretary at our executive offices set forth in this proxy statement.

ELECTION OF DIRECTORS

Nominees

         Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our board of directors or stockholders. All directors were previously elected at each annual meeting of our stockholders for a term of one year and held office until their successors were elected and qualified. If the proposal to classify our board is approved by our stockholders, certain directors will be elected for multi-year terms as listed below. If the proposal to classify our board is not approved by our stockholders, each director will be elected for a one-year term.

         A board of five directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current board of directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. If the proposed amendment to the company’s Certificate of Incorporation to classify the board of directors, which is described below in the section entitled “Proposals to Amend the Company’s Certificate of Incorporation – Proposal Concerning Classification of the Board of Directors,” is approved, and all of the nominees are elected directors, the directors will be divided among the classes as follows:

Class 1: (To serve until the 2003 Annual Meeting of Stockholders)

Keith B. Geeslin

Class 2: (To serve until the 2004 Annual Meeting of Stockholders)

W. Ronald Van Dell
Federico Faggin

Class 3: (To serve until the 2005 Annual Meeting of Stockholders)

Francis F. Lee
Richard L. Sanquini

         At the time that the term of a class of directors expires, an election of directors will occur for that same class of directors to serve a new three-year term. If the stockholders do not adopt the proposed amendment, all nominees who are elected as directors will serve until the 2003 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

         The board of directors recommends a vote “for” the nominees named below.

         The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Position

Federico Faggin	60	Chairman of the Board

Francis F. Lee	50	President, Chief Executive Officer, and Director

Keith B. Geeslin	49	Director

Richard L. Sanquini	67	Director

W. Ronald Van Dell	45	Director

         Federico Faggin co-founded our company and has served as the Chairman of the Board of our company since January 1999. He served as a director and the President and Chief Executive Officer from March 1987 to December 1998. Mr. Faggin also co-founded Cygnet Technologies, Inc. in 1982 and Zilog, Inc. in 1974. Mr. Faggin served as Department Manager in Research and Development at Intel Corporation from 1970 to 1974 and led the design and development of the world’s first microprocessor and more than 25 integrated circuits. In 1968, Mr. Faggin was employed by Fairchild Semiconductor and led the development of the original MOS Silicon Gate Technology and designed the world’s first commercial integrated circuit to use such technology. Mr. Faggin is also chairman of Integrated Device Technology, Inc., a producer of integrated circuits; and a director of Avanex Corp., a producer of fiber optic-based products, known as photonic processors; each of which is a public company. He is the recipient of many honors and awards including the 1988 International Marconi Fellowship Award, the 1994 IEEE W. Wallace McDowell Award, and the 1997 Kyoto Prize. In addition, in 1996, Mr. Faggin was inducted in the National Inventor’s Hall of Fame for the co-invention of the microprocessor. Mr. Faggin holds a Dottore in Fisica degree in physics, summa cum laude, from the University of Padua, Italy. He also holds an honorary doctorate degree in computer science from the University of Milan, Italy.

         Francis F. Lee has served as a director and the President and Chief Executive Officer of our company since December 1998. He was a consultant from August 1998 to November 1998. From May 1995 until July 1998, Mr. Lee served as General Manager of NSM, a Hong Kong-based joint venture between National Semiconductor Corporation and S. Megga. Mr. Lee held a variety of executive positions for National Semiconductor from 1988 until August 1995. These positions included Vice President of Communication and Computing Group, Vice President of Quality and Reliability, Director of Standard Logic Business Unit, and various other operations and engineering management positions. Mr. Lee holds a Bachelor of Science degree, with honors, in electrical engineering from the University of California at Davis.

         Keith B. Geeslin has been a director of our company since 1986. Mr. Geeslin serves as Managing General Partner of the Sprout Group, a venture capital firm. He joined the Sprout Group in 1984 and became a General Partner in 1988 and the Managing General Partner in 2001. In addition, he is a general or limited partner in a series of investment funds associated with the Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Credit Suisse First Boston (USA), Inc. Mr. Geeslin is currently a director of Innoveda, Inc., a design automation software company, and Paradyne Networks Inc., a producer of communication products for network service providers and business customers; each of which is a public company. Mr. Geeslin is also a director of several privately held companies. He has also served as a director of the Western Association of Venture Capitalists. Mr. Geeslin holds a Bachelor of Science degree in electrical engineering and a Masters of Science degree in engineering and economic systems from Stanford University and a Masters of Arts degree in philosophy, politics, and economics from Oxford University.

         Richard L. Sanquini has been a director of our company since 1994. Mr. Sanquini is currently a consultant for our company, Foveon, Inc., National Semiconductor, and several privately held companies. From January 1999 to November 1999, Mr. Sanquini served as Senior Vice President and General Manager of the Consumer and Commercial Group of National Semiconductor; from April 1998 to December 1998, he served as Senior Vice President and General Manager of the Cyrix Group of National Semiconductor; from November 1997 to March 1998, he served as Senior Vice President and General Manager of the Personal Systems Group of National Semiconductor; from April 1996 to October 1997, he served as Senior Vice President and Chief Technology Officer of the Corporate Strategy, Business Development, and Intellectual Property Protection Group of National Semiconductor; and from December 1995 to March 1996, he served as Senior Vice President of the Business Development and Intellectual Property Protection Group of National Semiconductor. Prior to National Semiconductor, he was with RCA where he directed its memory and microprocessor businesses. Mr. Sanquini also has been a director of Foveon, Inc. since August 1997. Mr. Sanquini holds a Bachelor of Science degree in electrical engineering from the Milwaukee School of Engineering, Wisconsin.

         W. Ronald Van Dell has been a director of our company since April 2002. Since December 2000, Mr. Van Dell has served as the president and CEO of Legerity, a fabless analog/mixed-signal semiconductor company. Prior to joining Legerity, from July 1999 until December 2000, Mr. Van Dell served as general manager for Dell Computer’s Dimension product line. Prior to joining Dell Computer, Mr. Van Dell served from November 1997 until July 1999 as vice president and general manager of the communication integrated circuit business, and from August 1995 until October 1997 as vice president and general manager of worldwide marketing and sales, for Harris Semiconductor (now Intersil Corporation). Mr. Van Dell has been a member of the Switzerland-based World Economic Forum and holds a Bachelor of Science degree in electrical engineering from Michigan Technological University.

Meetings and Board Committees

         Our bylaws authorize our board of directors to appoint among its members one or more committees consisting of one or more directors. Out board of directors has appointed an audit committee and a compensation committee. We do not currently have a nominating committee.

         The members of the audit committee during the fiscal year ended June 30, 2002 were Messrs. Geeslin, Sanquini, and Goldman, each of whom is a non-employee director of our company. The purpose of the audit committee is to (i) review our internal accounting principles and auditing practices and procedures; (ii) consult with and review the services provided by our independent accountants; and (iii) make recommendations to the board of directors about selecting independent accountants.

         The compensation committee consists of Messrs. Geeslin and Sanquini. The compensation committee reviews and recommends to the board of directors the salaries, incentive compensation, and benefits of our officers and employees, including stock compensation and loans, and administers our stock plans and employee benefit plans.

         The board of directors held a total of six meetings during the fiscal year ended June 30, 2002. The audit committee met separately at five formal meetings during the fiscal year ended June 30, 2002. The compensation committee held a total of seven meetings during the fiscal year ended June 30, 2002. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during fiscal 2002, and (ii) the total number of meetings held by all committees of our board of directors on which such person served during fiscal 2002.

Compensation Committee Interlocks and Insider Participation

         None of the members of the compensation committee is, or ever has been, an officer or employee of our company, or an officer or employee of any of our subsidiaries. No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company.

Director Compensation

         All non-employee directors are reimbursed for their expenses for attending board and committee meetings. The company pays a fee of $1,500 to non-employee directors for attendance at board meetings and $500 for attendance at committee meetings. In addition, directors are eligible to receive grants of stock options under our 1996 stock option plan and 2001 incentive compensation plan. During fiscal 2002, we granted options to purchase shares of common stock to the following non-employee directors: options to purchase 20,000 shares at an exercise price of $9.00 per share were granted to Mr. Geeslin; options to purchase 35,000 shares at an exercise price of $9.00 were granted to Mr. Faggin; options to purchase 10,000 shares at an exercise price of $9.00 were granted to Mr. Goldman; options to purchase 20,000 shares at an exercise price of $9.00 were granted to Mr. Sanquini and options to purchase 50,000 shares at $18.70 were granted to Mr. Van Dell. The grants for Mr. Faggin and Mr. Goldman vest over a one year period starting December 18, 2004 and January 23, 2005, respectively. The grants for Mr. Geeslin and Mr. Sanquini vest over a two year period staring on January 20, 2004 and November 19, 2003, respectively. For Mr. Van Dell, 25% of the shares vest and become exercisable on the first anniversary of the date of grant, and options to purchase 1/48th of the total shares vest and become exercisable on the day of the grant of each month thereafter. Mr. Van Dell has subsequently accepted a regrant offer wherein his options have been cancelled and the company has agreed to issue an equal number of new options on the same terms in six months and one day from the cancellation date at the then fair market value.

EXECUTIVE COMPENSATION

         The table below sets forth, for the periods indicated, the compensation earned for services provided to us in all capacities for the fiscal years ended June 30, 2001 and 2002 by our chief executive officer and our four next most highly compensated executive officers whose compensation exceeded $100,000, whom we refer to as the named executive officers.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation

					Awards

					Securities
		Annual Compensation			Underlying

Name and Principal Position	Year	Salary ($)		Bonus ($)	Options (#)(1)

Francis F. Lee	2002	230,000		230,000	200,000

President, Chief Executive Officer, and Director	2001	220,000		175,000	250,000

Donald E. Kirby	2002	205,000		133,000	55,000

Senior Vice President and General Manager PC Products	2001	195,000		90,000	40,000

Russell J. Knittel	2002	200,000		125,000	15,000

Senior Vice President, Chief Financial Officer,	2001	190,000		67,000	45,000
Chief Administrative Officer, and Secretary

Shawn P. Day, Ph.D.	2002	178,000		69,000	25,000

Vice President of Research and Development	2001	170,000		45,000	60,000

Thomas D. Spade	2002	242,211	(2)	–	25,000

Vice President of Worldwide Sales	2001	199,883	(2)	–	50,000

(1)	The exercise price of all stock options granted was equal to the fair market value of our common stock on the date of grant.

(2)	Mr. Spade also received certain prerequisites, the value of which did not exceed the lesser of $50,000 or 10% of his salary and bonus during fiscal 2001 and fiscal 2002.

Option Grants

         The table below provides information about the stock options granted to the named executive officers during the fiscal year ended June 30, 2002. These options were granted under our 1996 stock option plan and 2001 incentive compensation plan and have a term of 10 years. The options may terminate earlier if the optionholder stops providing services to us.

         The percentage of total options in the table below was calculated based on options to purchase an aggregate of 1,001,240 shares of our common stock granted to our employees in fiscal 2002.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percent of Total			Annual Rates of
	Securities	Options			Stock Price Appreciation
	Underlying	Granted to			for Option Term(2)
	Options	Employees in	Exercise	Expiration
Name	Granted(#)(1)	Fiscal Year	Price($/Sh)	Date	5%	10%

Francis F. Lee	200,000	20.0%	$9.00	1/8/12	$1,132,010	$2,868,736

Donald E. Kirby	15,000	1.5%	$8.50	11/8/11	$80,184	$203,202

	40,000	4.0%	$8.50	7/19/11	$213,824	$541,872

Russell J. Knittel	15,000	1.5%	$8.50	11/8/11	$80,184	$203,202

Shawn P. Day, Ph.D.	25,000	2.5%	$8.50	11/8/11	$133,640	$338,670

Thomas D. Spade	25,000	2.5%	$8.50	11/8/11	$133,640	$338,670

(1)	16,667 of Mr. Lee’s options vest and become exercisable on February 18, 2005, and 1/12th of the total number of options granted will vest and become exercisable on the 18th day of each month thereafter. 3,750 of Mr. Knittel’s options vest and become exercisable on December 9, 2002, and 312 shares subject to the option will vest and become exercisable each month thereafter. One-twelfth of Mr. Day’s options vest and become exercisable on the 12th day of each month, commencing on February 12, 2005. Of Mr. Kirby’s 15,000 options, 25% vest and become exercisable on December 9, 2002, and 312 shares subject to the option will vest and become exercisable each month thereafter. Of Mr. Kirby’s 40,000 options, 25% vested and became exercisable on July 19, 2002, and 1/48th of the total shares subject to the option will vest and become exercisable on the 19th day of each month thereafter. One-twelfth of Mr. Spade’s options will vest and become exercisable on the 12th day of each month, commencing on February 12, 2005.

(2)	Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the SEC and do not represent our estimate or projection of the future price of our company’s common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of our common stock.

Option Exercises and Option Holdings

         The following table describes, for the named executive officers, the number of shares acquired and the value realized upon exercise of stock options during fiscal 2002 and the exercisable and unexercisable options held by them as of June 30, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options at
	Shares		Options at June 30, 2002 (#)		June 30, 2002 ($) (1)
	Acquired on	Value
	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Francis F. Lee	0	$0	121,875	703,125	$797,063	$2,565,438

Donald E. Kirby	0	0	171,876	173,124	952,193	614,407

Russell J. Knittel	0	0	60,834	179,166	306,603	600,597

Shawn P. Day, Ph.D.	0	0	50,728	104,272	295,512	374,688

Thomas D. Spade	0	0	84,166	90,834	514,197	306,803

(1)	Calculated based upon the June 28, 2002, Nasdaq National Market closing price of $7.54 per share, multiplied by the number of shares held, less the aggregate exercise price for such shares.

Employment Agreements

         We have no written employment contracts with our executive officers or directors. We do have, however, employment agreements or signed terms-and-conditions agreements with certain employees. We offer our employees medical, dental, vision, life, and disability insurance benefits. Our executive officers and other key personnel are eligible to receive incentive bonuses and are eligible to receive stock options under our stock option plans.

Change of Control Agreements

         Mr. Knittel, our chief financial officer who was hired in April 2000, is entitled to six months severance pay in the event of a change of control or a constructive termination as a result of reduced responsibilities or stature within our company.

         Mr. Faggin holds options for 415,000 shares and Mr. Lee holds options for 225,000 shares that provide for immediate vesting of 50% of the unvested options in the event of a change of control. Mr. Knittel holds options for 245,000 shares that provide for immediate vesting of 100% of his unvested options upon a change of control or a constructive termination as a result of reduced responsibilities or stature within our company. Mr. Kirby holds options for 50,000 shares that provide for immediate vesting of 100% of his unvested options upon a change of control.

1986 Incentive Stock Option Plan and 1986 Supplemental Stock Option Plan

         Our 1986 incentive stock option plan provided for the grant of incentive stock options to our key employees, including employee directors. Our 1986 supplemental stock option plan provided for the grant of nonstatutory stock options to employees, directors, and consultants. As of June 30, 2002, there were outstanding options to acquire 20,000 shares of our common stock under the two 1986 plans. The 1986 incentive stock option plan and the 1986 supplemental stock option plan expired November 1996, and no additional options will be issued under those plans. The expiration date, the maximum number of shares purchasable, and the other provisions of the options, including vesting provisions, were established at the time of grant. Options were granted for terms of up to 10 years and became exercisable in whole or in one or more installments at such time as was determined by the administrator upon the grant of the options.

         Under the 1986 incentive stock option plan, exercise prices of options are equal to not less than 100% of the fair market value of our common stock at the time of the grant. Under the 1986 supplemental stock option plan, exercise prices of options are equal to not less than 85% of the fair market value of our common stock at the time of the grant. The exercise price for any options granted under the 1986 incentive stock option plan and the 1986 supplemental stock option plan may be paid in cash, in shares of our common stock valued at fair market value on the exercise date, or in any other form of legal consideration that may be acceptable to the board of directors or administrator in their discretion. In addition, the administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing any such individual to deliver an interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with the exercise or purchase. In the event of a change of control of our company, we would expect that options outstanding under the 1986 incentive stock option plan and the 1986 supplemental stock option plan at the time of the transaction would be assumed or replaced with substitute options by the acquiror. If our acquiror did not agree to assume or replace outstanding awards, either the exercise period of all options will accelerate and terminate if not exercised upon consummation of the acquisition, or such options will remain in effect. Outstanding awards under the 1986 incentive stock option plan and the 1986 supplemental stock option plan will be adjusted in the event of a stock split, stock dividend, or other similar change in our capital stock without the receipt of consideration by us.

1996 Stock Option Plan

         Our 1996 stock option plan provides for the grant of incentive stock options to employees, including employee directors, and of nonstatutory stock options to employees, directors, and consultants. The purposes of the 1996 stock option plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants, and to promote the success of our business. The 1996 stock option plan was originally adopted by our board of directors in December 1996 and approved by our stockholders in November 1996. The 1996 stock option plan provides for the issuance of options and rights to purchase up to 5,380,918 shares of our common stock. Unless terminated earlier by the board of directors, the 1996 stock option plan will terminate in December 2006.

         As of June 30, 2002, 3,571,252 options to purchase shares of common stock were outstanding under the 1996 stock option plan and 401,518 shares had been issued upon exercise of outstanding options.

         The 1996 stock option plan may be administered by the board of directors or a committee of the board, each known as the administrator. The administrator determines the terms of options granted under the 1996 stock option plan, including the number of shares subject to the award, the exercise or purchase price, the vesting and exercisability of the award, and any other conditions to which the award is subject. Incentive stock options granted under the 1996 stock option plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant (110% if the option is granted to a stockholder who, at the time the option is granted, owns stock representing more than 10% of the total combined voting power of all classes of our stock). Nonstatutory stock options granted under the 1996 stock option plan must have an exercise price of at least 85% of the fair market value of the common stock on the date of grant (110% if the option is granted to a stockholder who, at the time the option is granted, owns stock representing more than 10% of the total combined voting power of all classes of our stock). The exercise price for any options granted under the 1996 stock option plan may be paid in cash, in shares of our common stock valued at fair market value on the exercise date, or in any other form of legal consideration that may be acceptable to the board of directors or administrator in their discretion. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing any such individual to deliver an interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with the exercise or purchase.

         With respect to options granted under the 1996 stock option plan, the administrator determines the term of options, which may not exceed 10 years, or five years in the case of an incentive stock option granted to a holder of more than 10% of the total voting power of all classes of our stock. An option is nontransferable other than by will or the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. Stock options are generally subject to vesting, meaning that the optionee earns the right to exercise the option over a specified period of time only if he or she continues to provide services to our company over that period.

         If our company or its business is acquired by another corporation, we would expect that options outstanding under the 1996 stock option plan at the time of the transaction would be assumed or replaced with substitute options by our acquiror. If our acquiror did not agree to assume or replace outstanding awards, all options will terminate upon consummation of the acquisition. Outstanding awards and the number of shares remaining available for issuance under the 1996 stock option plan will adjust in the event of a stock split, stock dividend, or other similar change in our capital stock without the receipt of consideration by us. The administrator has the authority to amend or terminate the 1996 stock option plan, but no action may be taken that impairs the rights of any holder of an outstanding option without the holder’s consent. In addition, we must obtain stockholder approval of amendments to the plan as required by applicable law.

2000 Nonstatutory Stock Option Plan

         Our 2000 nonstatutory stock option plan provides for the grant of nonstatutory stock options to employees and consultants. The purposes of the 2000 nonstatutory stock option plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants, and to promote the success of our business. The 2000 nonstatutory stock option plan was adopted by our board of directors in September 2000. The 2000 nonstatutory stock option plan provides for the issuance of options to purchase up to 200,000 shares of our common stock. As of June 30, 2002, there were outstanding options to acquire 174,000 shares of our common stock. Unless terminated earlier by the board of directors, the 2000 nonstatutory stock option plan will terminate in September 2010.

         The 2000 nonstatutory stock option plan may be administered by the board of directors or a committee of the board, each known as the administrator. The administrator determines the terms of options granted under the 2000 nonstatutory stock option plan, including the number of shares subject to the award, the exercise or purchase price, the vesting and/or exercisability of the award, and any other conditions to which the award is subject. The exercise price for any options granted under the 2000 nonstatutory stock option plan may be paid in cash, in shares of our common stock valued at fair market value on the exercise date, or in any other form of legal consideration that may be acceptable to the board of directors or administrator in their discretion. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver an interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase. The term of options granted under the 2000 nonstatutory stock option plan may not exceed 10 years.

         If our company or its business is acquired by another corporation, we would expect that options outstanding under the 2000 nonstatutory stock option plan at the time of the transaction would be assumed or replaced with substitute options by our acquiror. If our acquiror did not agree to assume or replace outstanding awards, all options will terminate upon consummation of the acquisition. Outstanding awards and the number of shares remaining available for issuance under the 2000 nonstatutory stock option plan will be adjusted in the event of a stock split, stock dividend, or other similar change in our capital stock. The administrator has the authority to amend or terminate the 2000 nonstatutory stock option plan, but no action may be taken that impairs the rights of any holder of an outstanding option without the holder’s consent.

2001 Incentive Compensation Plan

         Our 2001 incentive compensation plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors, by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2001 incentive compensation plan was adopted by our board of directors in March 2001 and approved by our stockholders in November 2001. Under the 2001 incentive compensation plan, an aggregate of 1,000,000 shares of common stock may be issued pursuant to the granting of options to acquire common stock, the direct granting of restricted common stock and deferred stock, the granting of stock appreciation rights, or the granting of dividend equivalents. On January 29, 2002, an additional 1,087,675 shares were added and thereafter on the first day of each succeeding calendar quarter an additional number of shares equal to 1 1/2% of the total number of shares then outstanding were and will continue to be added to the number of shares that may be subject to the granting of awards. As of June 30, 2002, there were 741,000 outstanding options to acquire shares of our common stock under the 2001 incentive compensation plan and 10,000 shares had been issued upon exercise of outstanding options.

         The 2001 incentive compensation plan may be administered by the board of directors or a committee of the board. The committee or the board of directors determines the persons to receive awards, the type and number of awards to be granted, the vesting and exercisability of the award, and any other conditions to which the award is subject. Awards may be settled in the form of cash, shares of common stock, other awards, or other property in the discretion of the committee or the board of directors.

         The committee or the board of directors may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration, and, if so provided in the award agreement, vesting will occur automatically in the case of a “change in control” of our company. In addition, the committee or the board of directors may provide in an award agreement that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any “change in control.” Upon the occurrence of a change in control, if so provided in the award agreement, stock options and certain stock appreciation rights may be cashed out based on a “change in control price,” which will be the higher of (1) the cash and fair market value of property that is the highest price per share paid in any reorganization, merger, consolidation, liquidation, dissolution, or sale of substantially all assets of our company, or (2) the highest fair market value per share at any time during the 60 days before and 60 days after a change in control.

         The board of directors may amend, alter, suspend, discontinue, or terminate the 2001 incentive compensation plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Unless terminated earlier by the board of directors, the 2001 incentive compensation plan will terminate at such time as no shares of common stock remain available for issuance under the plan and the company has no further rights or obligations with respect to outstanding awards under the plan.

2001 Employee Stock Purchase Plan

         Our 2001 employee stock purchase plan is designed to encourage stock ownership in our company by our employees, thereby enhancing employee interest in our continued success. The plan was adopted by our board of directors in February 2001 and approved by our stockholders in November 2001. One million shares of our common stock were initially reserved for issuance under the plan. An annual increase is made of the lesser of 500,000 shares, 1% of all shares of common stock outstanding, or a lesser amount determined by the board of directors. As of June 30, 2002, there were 1,000,000 shares reserved for issuance under the plan.

         The plan is currently administered by our board of directors. Under the plan’s terms, however, the board may appoint a committee to administer the plan. The plan gives broad powers to the board or the committee to administer and interpret the plan.

         The plan permits employees to purchase our common stock at a favorable price and possibly with favorable tax consequences to the participants. All employees of our company or of those subsidiaries designated by the board who are regularly scheduled to work at least 20 hours per week for more than five months per year are eligible to participate in any of the purchase periods of the plan after completing 90 days of continuous employment. However, any participant who would own (as determined under the Internal Revenue Code), immediately after the grant of an option, stock possessing 5% or more of the total combined voting power or value of all classes of the stock of our company will not be granted an option under the plan.

         The plan is implemented in a series of successive offering periods, each having a maximum duration of 24 months. The initial offering period ends on December 31, 2003. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of a 24-month offering period, then that offering period will automatically terminate, and a new 24-month offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

         Eligible employees may elect to participate in the plan on January 1 or July 1 of each year. Subject to certain limitations determined in accordance with calculations set forth in the plan, a participating employee is granted the right to purchase shares of common stock on the last business day on or before each June 30 and December 31 during which the employee is a participant in the plan. Upon enrollment in the plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 15% of the participant’s compensation on each payroll date. Payment on the initial purchase date in the first offering period will be a lump-sum payment unless the participant elects otherwise. Unless the participant withdraws from the plan, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan. The option exercise price per share may not be less than 85% of the lower of the market price on the first day of the offering period or the market price on the exercise date, unless the participant’s entry date is not the first day of the offering period, in which case the exercise price may not be lower than 85% of the greater of the market price on the first day of the offering period or the market price of the common stock on the entry date.

         As required by tax law, no participant may receive an option under the plan for shares that have a fair market value in excess of $25,000 for any calendar year, determined at the time the option is granted. Any funds not used to purchase shares will remain credited to the participant’s bookkeeping account and applied to the purchase of shares of common stock in the next succeeding purchase period. No interest is paid on funds withheld, and those funds are used by our company for general operating purposes.

         No plan contributions or options granted under the plan are assignable or transferable, other than by will or by the laws of descent and distribution or as provided under the plan. During the lifetime of a participant, an option is exercisable only by that participant. The expiration date of the plan will be determined by the board and may be made any time following the close of any six-month exercise period, but may not be longer than 10 years from the date of the grant. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the board. In the event of a merger or a sale of all or substantially all of our company’s assets, each option under the plan will be assumed or an equivalent option substituted by the successor corporation, unless the board, in its sole discretion, accelerates the date on which the options may be exercised. The unexercised portion of any option granted to an employee under the plan will be automatically terminated immediately upon the termination for any reason, including retirement or death, of the employee’s employment.

         The plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends.

         The board or the committee may amend, suspend, or terminate the plan at any time, provided that such amendment may not adversely affect the rights of the holder of an option and the plan may not be amended if such amendment would in any way cause rights issued under the plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Internal Revenue Code, or would cause the plan to fail to comply with Rule 16b-3 under the Exchange Act.

         The company’s stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the plan. If any option granted under the plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the plan.

401(k) Retirement Savings Plan

         In July 1991, we adopted a 401(k) retirement savings plan for which our employees generally are eligible. The plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the plan by employees or by us and the investment earnings on the contributions are not taxable to the employees until withdrawn. Our contributions are deductible by us when made. Our employees may elect to reduce their current compensation by an amount equal to the maximum of 25% of total annual compensation or the annual limit permitted by law and to have those funds contributed to the plan. Although we may make matching contributions to the plan on behalf of all participants, we have not made any contributions since the plan’s adoption.

Indemnification Under our Certificate of Incorporation and Bylaws

         The certificate of incorporation of our company provides that no director will be personally liable to the company or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision in the certificate of incorporation is to eliminate the rights of the company and its stockholders, either directly or through stockholders’ derivative suits brought on behalf of the company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under the Delaware General Corporation Law. In addition, we have adopted provisions in our bylaws and entered into indemnification agreements that require the company to indemnify our directors, officers, and certain other representatives of the company against expenses and certain other liabilities arising out of their conduct on behalf of the company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

         The compensation committee of the board of directors of our company consists exclusively of non-employee directors. The committee is responsible for reviewing and establishing compensation practices, executive salary levels, and variable compensation programs, both cash-based and equity-based. The committee generally reviews base salary levels for executive officers at the beginning of each fiscal year and sets actual bonuses at the end of each fiscal year based upon individual executive performance and the performance of our company.

         Keith B. Geeslin is the Chairman of the Committee, and Richard L. Sanquini is the other committee member.

Philosophy

         Our executive compensation program seeks to provide a level of compensation that is competitive with companies similar in both size and industry. The committee obtains the comparative data used to assess competitiveness from a variety of resources. Actual total compensation levels may differ from competitive levels in surveyed companies as a result of annual and long-term company performance, as well as individual performance. The committee uses its discretion to establish executive compensation when, in its judgment, external, internal, or an individual’s circumstances warrant.

Compensation Program

         The primary components of executive compensation consist of base salary, annual incentive bonuses, and stock option grants.

         Base Salary

         The committee establishes salaries for executive officers based on the overall performance of our company and an evaluation of individual executive performance. The committee makes final decisions on any adjustments to the base salary for executives in conjunction with the recommendations of the Chief Executive Officer. The committee’s evaluation of the recommendations of the Chief Executive Officer considers the same factors outlined above and is subjective, with no particular weight assigned to any one factor. Base salaries for the executive officers were increased in 2002 by approximately $10,000 each.

         Annual Incentive Bonuses

         Annual bonuses are intended to provide incentive compensation to key officers and employees who contribute substantially to the success of our company. The granting of such awards is based upon the achievement of company performance objectives and predefined individual performance objectives. Individual performance objectives are developed for every senior level manager and key employee early in each fiscal year. After the first half of the year and upon the close of each fiscal year, executive management and the committee conduct an assessment of individual performance achieved versus individual performance objectives for our officers. This assessment may include but not be limited to individual responsibility, performance, and compensation level. Simultaneously, the board of directors conducts an assessment of our company’s overall performance to date, which may include but not be limited to the achievement of sales, net income, and other performance criteria. The combination of these factors determines any incentive bonuses to be paid.

         Based on both individual performances and the assessment of our company’s overall performance in 2002, bonuses were awarded to our named executive officers as set forth under “Executive Compensation.”

         Stock Option Grants

         Our company grants stock options periodically to our employees to provide additional incentive to work to maximize long-term total return to stockholders. Under each stock option plan, the board of directors is specified to act as the plan administrator, although the board of directors has authorized the compensation committee to make decisions regarding grants of options to senior officers of our company. In general, stock options are granted to employees at the onset of employment. If, in the opinion of the plan administrator, the outstanding service of an existing employee merits an increase in the number of options held, however, the plan administrator may elect to issue additional stock options to that employee. The vesting period on grants is generally four years for newly hired employees. The vesting schedule is generally 25% on the first anniversary of the grant date and 1/48th of the total shares each month thereafter in order to encourage optionholders to continue in the employ of our company. Certain officers and key employees may sometimes have longer vesting schedules with vesting starting two or more years after the grant date. In fiscal 2002, the issuance of stock options to certain executive officers and other employees was authorized, including those to our named executive officers as set forth under “Executive Compensation – Option Grants in Last Fiscal Year.”

         Benefits

         Our company provides various employee benefit programs to executive officers, including medical, dental, vision, life, and long-term disability insurance benefits, and a 401(k) retirement savings plan. These benefits are generally available to all employees of our company.

         Chief Executive Officer Compensation

         The committee considers the same factors outlined above for other executive officers in evaluating the base salary and other compensation of Francis F. Lee, the Chief Executive Officer of our company. The committee’s evaluation of Mr. Lee’s base salary is subjective, with no particular weight assigned to any one factor. The committee increased Mr. Lee’s annual base salary to $230,000 for fiscal 2002. Based upon an assessment of overall company performance in fiscal 2002, the committee also determined that Mr. Lee would receive a $230,000 bonus in 2002. In January 2002, the committee granted Mr. Lee an option to purchase 200,000 shares of common stock in order to provide a long-term incentive program for Mr. Lee.

Compliance with Internal Revenue Code Section 162(m)

         Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Our company currently intends to structure the performance-based portion of the compensation of executive officers in a manner that complies with Section 162(m).

         This report has been furnished by the compensation committee to the board of directors.

Keith B. Geeslin, Chairman

Richard L. Sanquini

AUDIT COMMITTEE REPORT

         The board of directors has appointed an audit committee consisting of three directors. During fiscal 2002, the members of the audit committee were Keith B. Geeslin, Richard L. Sanquini, and Joshua C. Goldman. Following the meeting, Mr. Van Dell will replace Mr. Goldman on the audit committee. Mr. Geeslin and Mr. Goldman are “independent” of our company and management, as that term is defined in the Nasdaq listing requirements. Mr. Sanquini is not independent of our company due to the amount of compensation he has received in the past as payment for consulting services he provided to our company. The board has determined, however, that due to Mr. Sanquini’s background and long-time involvement with our company, as well as his special expertise and knowledge of the industry, it is in the best interests of our company and our stockholders that Mr. Sanquini serve on the audit committee.

         The primary responsibility of the committee is to assist the board of directors in fulfilling its responsibility to oversee management’s conduct of our company’s financial reporting process, including overseeing the financial reports and other financial information provided by our company to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our company’s systems of internal accounting and financial controls; and the annual independent audit of our company’s financial statements.

         Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

         In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent auditors. The committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors’ judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditors written disclosures and the letter required by Independence Standards Board Standard No. 1. The committee also discussed with the independent auditors the auditors’ independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditors.

         The committee discussed with the independent auditors the overall scope and plans for their audits. The committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee met five times with management of our company and/or the auditors with respect to the company’s financial statements and audit or review procedures.

         Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the Board approved, that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended June 30, 2002 for filing with the SEC. The committee and the board of directors also have recommended the selection of our company’s independent auditors.

         The board of directors has adopted a written charter for the audit committee. The charter specifically addresses the delineation of duties between the audit committee and management. A copy of that charter is included as Appendix A to this Proxy Statement.

         The report has been furnished by the audit committee to the board of directors.

Keith B. Geeslin, Chairman
Richard L. Sanquini
Joshua C. Goldman

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

         Except as noted below, based solely upon our review of the copies of such forms received by us during the fiscal year ended June 30, 2002, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year.

PERFORMANCE GRAPH

         The following line graph compares cumulative total stockholder returns for the year ended June 30, 2002 for (1) our common stock, (2) the Nasdaq Composite Index, and (3) the Nasdaq Computer Index. The graph assumes an investment of $100 on January 29, 2002. The calculations of cumulative stockholder return on the Nasdaq Composite Index and the Nasdaq Computer Index include reinvestment of dividends. The calculation of cumulative stockholder return on our common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS, AND OFFICERS

         The following table sets forth certain information regarding the beneficial ownership of our common stock on September 6, 2002 by (1) each director; (2) the named executive officers as set forth under “Executive Compensation”; (3) all directors and executive officers as a group; and (4) each person or entity known by us to beneficially own or to exercise voting or dispositive control over more than 5% of our common stock.

	Shares Beneficially Owned

Name of Beneficial Owner	Number(1)	Percent(2)

Directors and Executive Officers:

Federico Faggin(3)	1,450,349	6.2%

Francis F. Lee(4)	714,879	3.0%

Donald E. Kirby(5)	228,919	1.0%

Shawn P. Day, Ph.D.(6)	149,009	0.6%

Russell J. Knittel(7)	165,462	0.7%

Thomas D. Spade(8)	129,004	0.6%

Keith B. Geeslin(9)	2,003,688	8.6%

Richard L. Sanquini(10)	69,166	0.3%

Joshua C. Goldman(11)	21,875	0.1%

W. Ronald Van Dell	–	–

All directors and executive officers as a group (thirteen persons)	5,089,112	21.0%

5% Stockholders:

National Semiconductor Corporation(12)	2,293,762	9.8%

Entities affiliated with Sprout Group(13)	1,973,465	8.5%

(1)	Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property laws. Except as otherwise indicated, each person may be reached at 2381 Bering Drive, San Jose, California 95131. The numbers and percentages shown include the shares of common stock actually owned as of September 6, 2002 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date.

(2)	The percentages shown are calculated based on 23,329,943 shares of common stock outstanding on September 6, 2002. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of September 6, 2002 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(3)	Includes an aggregate of 2,000 shares held by Mr. Faggin’s sons, 100,000 shares held by 1999 Faggin Trust fbo Marc Faggin, 100,000 shares held by 1999 Faggin Trust fbo Eric Faggin, 100,000 shares held by 1999 Faggin Trust fbo Marzia Faggin, and 74,791 shares issuable upon exercise of vested stock options. Mr. Faggin disclaims beneficial ownership of the shares held by his sons, and this proxy statement shall not be deemed to be an admission that Mr. Faggin is the beneficial owner of these shares for any purpose.

(4)	Includes 4,000 shares held by Mr. Lee’s daughter, 8,000 shares held by Mr. Lee as custodian for his children, 317,000 shares held by Francis F. Lee and Evelyn C. Lee as Co-Trustees of the Lee 1999 Living Trust, 100,000 shares held by Evelyn C. Lee, Trustee of the Evelyn Lee 2002 Irrevocable Trust, 100,000 shares held by Francis F. Lee, Trustee of the Francis Lee 2002 Irrevocable Trust, and 184,375 shares issuable upon exercise of vested stock options. Mr. Lee disclaims beneficial ownership of the shares held by his daughter, and this proxy statement shall not be deemed to be an admission that Mr. Lee is the beneficial owner of these shares for any purpose.

(5)	Includes 17,000 shares held by Donald E. Kirby and Eugenia S. Kirby, as Co-Trustees of the Kirby Living Trust and 210,416 shares issuable upon exercise of vested stock options.

(6)	Includes 47,500 shares issuable upon exercise of vested stock options.

(7)	Includes 2,700 shares held by Mr. Knittel’s son and 82,500 shares issuable upon exercise of vested stock options. Mr. Knittel disclaims beneficial ownership of the shares held by his son, and this proxy statement shall not be deemed to be an admission that Mr. Knittel is the beneficial owner of these shares for any purpose.

(8)	Includes 87,500 shares issuable upon exercise of vested stock options.

(9)	Includes 30,207 shares issuable upon exercise of vested stock options. Also includes 1,973,465 shares held by entities affiliated with Sprout Group as set forth in footnote 13 below. Mr. Geeslin is a general partner of the general partner of each of those entities. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and this proxy statement shall not be deemed to be an admission that Mr. Geeslin is the beneficial owner of these shares for any purpose.

(10)	Includes 7,700 shares held by Richard L. Sanquini, Trustee of the Sanquini 2002 Living Trust, and 36,458 shares issuable upon exercise of vested stock options.

(11)	Includes 21,875 shares issuable upon exercise of vested stock options.

(12)	The address for National Semiconductor Corporation is 1090 Kifer Road, Sunnyvale, California 94086. Mr. Brian L. Halla, Mr. Louis Chew, and Mr. John M. Clark III exercise shared voting and dispositive power over these shares.

(13)	Includes 1,439,754 shares held by Sprout Capital V; 119,903 shares held by Sprout Technology Fund; and 307,912 shares held by Sprout Capital VI, L.P.; 95,340 shares held by DLJ Venture Capital Fund; and 10,556 shares held by DLJ Venture Capital Fund II, L.P. The address for these entities is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, California 94025. Mr. Keith B. Geeslin and Ms. Janet A. Hickey exercise shared voting and dispositive power over the shares held by Sprout Capital V; Mr. Keith B. Geeslin, Ms. Janet A. Hickey, Mr. Robert Finzi, and Ms. Kathleen D. La. Porte exercise shared voting and dispositive power over the shares held by Sprout Capital VI, L.P.; Mr. Keith B. Geeslin exercises voting and dispositive power over the shares held by Sprout Technology Fund; Mr. Keith B. Geeslin and Ms. Janet A. Hickey exercise shared voting and dispositive power over the shares held by DLJ Venture Capital Fund; and Mr. Keith B. Geeslin, Ms. Janet A. Hickey, and Mr. Robert Finzi exercise shared voting and dispositive power over the shares held by DLJ Venture Capital Fund II, L.P.

APPOINTMENT OF INDEPENDENT AUDITORS

         Our board of directors has appointed Ernst & Young LLP, independent public accountants, to audit the consolidated financial statements of our company for the fiscal year ending June 30, 2003.

Audit Fees

         The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for the year ended June 30, 2002 and for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $179,300. In addition, Ernst & Young LLP billed us $394,900 in audit-related work, including work related to our initial public offering and SEC compliance.

Financial Information Systems Design and Implementation Fees

         Ernst & Young LLP did not provide any services related to financial information systems design and implementation during 2002.

All Other Fees

         Ernst & Young LLP billed us an aggregate of $36,000 for other professional services rendered to us for the year ended June 30, 2002, related to tax compliance and tax advisory work.

PROPOSAL TO CLASSIFY THE BOARD OF DIRECTORS

Introduction

         At the meeting, the stockholders of the company will be asked to approve an amendment to our Certificate of Incorporation, which was approved and adopted by the board of directors on August 14, 2002. Following the effectiveness of the proposed amendment, we intend to file an amendment to our Certificate of Incorporation substantially in the form as set forth as Appendix B to this Proxy Statement. The board of directors recommends a vote “for” the amendment to the company’s Certificate of Incorporation.

         The following description is a summary only and is qualified in its entirety by reference to the text of the amendment, which will be substantially as set forth in Appendix B to this Proxy Statement.

         Description of Provision

         The board of directors has approved and recommends stockholder approval of an amendment to our Certificate of Incorporation to add a new Article VIII to provide for the classification of directors. At a meeting of the board of directors duly called and noticed, all directors voted in favor of the classified board provision. The proposed amendment provides that the directors of our company would be divided into three equal or nearly equal classes, designated Class 1, Class 2, and Class 3. If the stockholders approve the classified board provision, directors will be divided into the three classes. The initial term of Class 1 directors, which would consist of Keith B. Geeslin, would extend to the 2003 Annual Meeting of Stockholders; the initial term of the Class 2 directors, which would consist of W. Ronald Van Dell and Federico Faggin, would extend to the 2004 Annual Meeting of Stockholders; and the initial term of the Class 3 directors, which would consist of Francis F. Lee and Richard L. Sanquini, would extend until the 2005 Annual Meeting of Stockholders. At each succeeding annual meeting of stockholders, successors to directors whose terms expired at that annual meeting would be included in the same class as the directors they succeed and they would be elected for three-year terms. Any vacancy prior to the expiration of a term may be filled only by the vote of the remaining directors, and the director filling that vacancy would serve the remainder of the full term, until the next annual meeting of stockholders at which directors of that class are elected.

         Directors elected through a right granted to holders of any series of preferred stock would not be classified and would be elected annually unless the rights granted to those holders provide otherwise. We currently do not have any outstanding shares of preferred stock.

         Any alteration, amendment, or repeal of any provision of the classified board provision would require the affirmative vote of the holders of at least 66 2/3% of the combined voting power of all issued and outstanding shares of voting stock, voting together as a single class. Absent this requirement, Delaware law would allow an amendment by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of voting stock, present in person or by proxy.

         Purposes and Effects

         The classified board provision is intended to promote continuity and stability of our company’s management and policies because a majority of our directors at any given time will have prior experience as directors with our company.

         The classification of directors could have the effect of making it more difficult for stockholders to change the composition of our board of directors in a relatively short period of time because at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of our board of directors. Although the delay necessary to effect a change in a majority of our board of directors may discourage certain attempts at takeovers of our company, such a provision would have the effect of encouraging potential acquirors to negotiate with our company and obtain the specified approval of our directors or stockholders. Our board of directors believes that the benefits of encouraging stability of our board of directors and encouraging negotiations with our company outweigh the possible disadvantage of making it more difficult for our stockholders to change the composition of our board of directors in a relatively short period of time.

         Our Certificate of Incorporation and bylaws presently contain a number of other provisions that may have the effect of discouraging, delaying, or preventing hostile takeovers, including those that might result in a premium over the market price, or discouraging, delaying, or preventing changes in control or management of our company. These provisions include (a) the authority of our board of directors to fill vacancies on our board of directors and (b) the authority of our board of directors to issue series of preferred stock with such voting rights and other powers as our board of directors may determine. In addition, the company has adopted a rights agreement which may further discourage, delay, or prevent a takeover or change in control of our company.

         Although this proposal individually and together with other provisions already present in our Certificate of Incorporation and bylaws may have the effect of discouraging a holder of a large block of our securities from attempting a merger, tender offer, proxy contest, or other assumption of control with or for our company or the removal of incumbent management, we are not aware of any proposed attempt to take over our company or of any attempt to acquire a large block of our common stock, and the proposed amendment to our Certificate of Incorporation is not in response to any specific effort to do so.

DEADLINE FOR RECEIPT OF STOCKHOLDERS PROPOSALS

         Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending June 30, 2003 must be received by us no later than May 23, 2003, in order to be included in the proxy statement and form of proxy relating to such meeting.

         Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have us include the proposed matter in the proxy statement for the annual meeting to be held during calendar 2003, except in circumstances where (i) we receive notice of the proposed matter no later than August 6, 2003, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

OTHER MATTERS

         We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

Dated: September 19, 2002

Appendix A

CHARTER OF THE AUDIT COMMITTEE OF
SYNAPTICS INCORPORATED

Purpose and Scope

         This Charter governs the operations of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Synaptics Incorporated (the “Company”). The purpose of the Committee is to assist the Board in fulfilling its responsibilities to oversee:

•	the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public, or any other user of such financial statements;

•	the Company’s systems of internal accounting and financial controls;

•	the independence and performance of the Company’s outside auditors; and

•	compliance by the Company with any legal compliance and ethics programs as may be established by the Board from time-to-time that could have a significant impact on the Company’s financial statements.

         In fulfilling its obligations, the Committee shall maintain free and open communications between the Committee and the Company’s:

•	independent auditors,

•	internal audit staff, and

•	management.

         In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Committee is authorized to retain outside or special counsel, auditors, accounting or other consultants, experts, and professionals for this purpose.

         The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.

         The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. This Charter shall be published as an appendix to the Company’s Proxy Statement for the Company’s annual meeting of shareholders to the extent required by the rules and regulations of the Securities and Exchange Commission.

Members of the Committee

         The Committee shall be comprised of at least three members of the Board. The members of the Committee shall meet all “independence” and qualification requirements of the rules and regulations of the Nasdaq Stock Market, as such rules and regulations may be amended or supplemented from time-to-time. Accordingly, each member of the Committee must be a director who:

•	has no relationship to the Company that may interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director; and

•	is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, or will become able to do so within a reasonable period of time after appointment to the Committee.

         In addition, at least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in such individual’s financial sophistication including, but not limited to, being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

         Under exceptional and limited circumstances, however, one director who is not independent as defined in the rules and regulations of the Nasdaq Stock Market and who is not a current employee or an immediate family member of an employee of the Company may serve as a member of the committee, provided that:

•	the Board determines that membership by the individual on the Committee is required by the best interests of the Company and its stockholders, and

•	the Company complies with all other requirements of the rules and regulations of the Nasdaq Stock Market with respect to non-independent members of the committee, as such rules and regulations may be amended or supplemented from time-to-time.

Key Responsibilities and Processes

         The primary responsibility of the Committee is to provide oversight to the Company’s financial reporting process on behalf of the Board and to report the results of the Committee’s activities to the Board. The Committee recognizes that management shall be responsible for preparing the Company’s financial statements and the independent auditors shall be responsible for auditing those financial statements. The functions set forth below shall be the principal recurring activities of the Committee in carrying out its oversight function. In carrying out its responsibilities, however, the Committee shall remain flexible in order to best react to changing conditions and circumstances. The following functions are set forth as a guide with the understanding that the Committee may deviate from this guide and supplement these functions as the Committee deems appropriate under the circumstances.

1. The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company’s shareholders. The Committee and the Board shall have the ultimate authority and responsibility to select (or to nominate for shareholder approval) the independent auditors, to approve the fees to be paid to the independent auditors, to evaluate the performance of the independent auditors, and, if appropriate, to replace the independent auditors.

2. The Committee shall discuss with management and the independent auditors the overall scope and plans for the audit, including the adequacy of staffing and the compensation to be paid to the independent auditors. The Committee also shall discuss with management and the independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls, including the Company’s system to monitor and manage business risk, as well as legal and ethical compliance programs. To the extent the Committee deems it to be necessary, the Committee shall meet separately with the internal auditing staff, and the independent auditors, with or without management present, as well as the Company’s Chief Financial Officer and other management personnel.

3. The Committee shall:

•	ensure that the independent auditors submit annually a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1, as such standard may be amended or supplemented from time to time;

•	discuss with the independent auditors any such relationships or services provided by the independent auditors and their impact on the objectivity and independence of the independent auditors; and

•	recommend that the Board take appropriate action to oversee the independence of the outside auditor.

4. Prior to the filing of the Company’s Quarterly Report on Form 10-Q, the Committee (as a whole or acting through the Committee chair) shall:

•	review the interim financial results to be included in the Form 10-Q with management and the independent auditors, and

•	discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, including Statement of Auditing Standards (“SAS”) No. 71, as such may be amended or supplemented from time to time.

5. The Committee shall review with management and the independent auditors the audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K), including discussing with the auditors’ their judgment about the quality, not just acceptability, of the Company’s accounting principles, the consistency of the Company’s accounting policies and their application, and the clarity and completeness of the Company’s financial statements and related disclosures. The Committee also shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, including SAS No. 61, as such may be amended or supplemented.

6. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s Proxy Statement to be delivered to shareholders in connection with the Company’s annual meeting of shareholders.

         With respect to the foregoing responsibilities and processes, the Committee recognizes that the Company’s financial management, including its internal audit staff, if any, as well as the independent auditors, have more time, knowledge, and more detailed information regarding the Company than do Committee members. Consequently, in discharging its oversight responsibilities, the Committee will not provide or be deemed to provide any expertise or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations and the Company’s internal policies and procedures.

Dated: September 19, 2001

Appendix B

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SYNAPTICS INCORPORATED

         Synaptics Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware (the “Corporation”), does hereby certify:

         FIRST: That the Board of Directors of the Corporation adopted a resolution proposing and declaring advisable a proposed amendment to the Certificate of Incorporation of the Corporation, amending Article to read in its entirety as set forth on Exhibit A hereto.

         SECOND: That the aforesaid amendment was approved by a majority of stockholders of the Corporation at a meeting of the stockholders held on October 22, 2002.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation law of the state of Delaware.

         IN WITNESS WHEREOF, Synaptics Incorporated has caused this Certificate of Amendment to be signed by___________, its_________, as of the___day of_______, 2002.

Synaptics Incorporated

By:

Name:

Its:

B-1

EXHIBIT A

         SIXTH: The size of the Board of Directors may be increased or decreased in the manner provided in the Bylaws of the Corporation.

         All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by law.

         The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article FOURTH hereof (“Preferred Stock Directors”) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. Class I directors shall initially serve until the 2003 meeting of stockholders; Class II directors shall initially serve until the 2004 meeting of stockholders; and Class III directors shall initially serve until the 2005 meeting of stockholders. Commencing with the annual meeting of stockholders in 2003, directors of each class, the term of which shall then expire, shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.

         Any director chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified or until their earlier death, resignation, disqualification, or removal.

         Any director may be removed from office with or without cause only by: (1) the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the combined voting power of the then outstanding shares of all classes and series of stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class (it being understood that for the purposes of this Article SIXTH, each share of Voting Stock shall have the number of votes granted to it in accordance with Article FOURTH of this Certificate of Incorporation) or (2) the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the then serving directors of the Corporation.

         Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and in addition to any other vote required by law, the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the combined voting power of the Voting Stock, voting together as a single class, shall be required to alter, amend, repeal, or adopt any provision inconsistent with this Article SIXTH.

B-2

SYNAPTICS INCORPORATED
2002 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of SYNAPTICS INCORPORATED, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated September 19, 2002, and hereby appoints Francis F. Lee and Russ J. Knittel, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of the Company, to be held on Tuesday, October 22, 2002, at 9:00 a.m., local time, at the Silicon Valley Convention Center located at 2161 North First Street, San Jose, California, and at any adjournment or adjournments thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

         This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of directors; FOR the amendment to the company’s Certificate of Incorporation to classify the board of directors into three classes with staggered terms of office; and as said proxies deem advisable on such other matters as may come before the meeting.

         A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

(Continued and to be signed and dated on the other side.)

SYNAPTICS INCORPORATED 2381 BERING DRIVE SAN JOSE, CALIFORNIA 95131

1.	ELECTION OF DIRECTORS: FOR all nominees ☐	WITHHOLD AUTHORITY to vote ☐	*EXCEPTIONS ☐

	listed below	for all nominees listed below.

Nominees: Federico Faggin, Francis F. Lee, Keith B. Geeslin, Richard L. Sanquini, and W. Ronald Van Dell

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

•	Exceptions

2.	Proposal to ratify the amendment to the company’s Certificate of Incorporation to classify the board of directors into three classes with staggered terms of office.

☐ FOR	☐ AGAINST	☐ ABSTAIN

and upon such matters which may properly come before the meeting or any adjournment or adjournments thereof.

Change of Address and/ or Comments Mark Here ☐

(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)

Dated: , 2002

Signature

Signature if held jointly

Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope. Votes must be indicated (x) in Black or Blue ink.